Exhibit 2.2

EXECUTION COPY

BILL OF SALE

THIS BILL OF SALE is made and delivered pursuant to, and subject to the terms of, the Asset Purchase Agreement dated as of July 14, 2004 (the “Purchase Agreement”), by and between Southwest Century Communications, Inc., a Texas corporation, as Seller, and ICF Communication Solutions, Inc., a California corporation, as Buyer.  The terms of the Purchase Agreement are incorporated herein by reference, and each capitalized term used and not otherwise defined in this Bill of Sale has the meaning which the Purchase Agreement assigns to that term.

NOW THEREFORE, the undersigned, for value received, hereby sells, assigns, transfers, conveys and delivers all of the right, title and interest of the undersigned in and to the Assets to Buyer.

It is expressly understood that this instrument is not in any manner intended to supersede, amend, modify, enlarge or limit any of the provisions contained in the Purchase Agreement.  In the event of any conflict between a provision hereof and a provision of the Purchase Agreement, the provision of the Purchase Agreement shall prevail.

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EXECUTION COPY

SOUTHWEST CENTURY
COMMUNICATIONS, INC.

By: /s/ NORMAN BONNETTE

Norman Bonnette

Chief Executive Officer